Exhibit 10.1.b

Great Plains Energy Incorporated
Annual Incentive Plan

Approved February 4, 2004

Objective
The Great Plains Energy Incorporated (Great Plains Energy) executive Annual Incentive Plan (Plan) is designed to reward sustained value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy's strategic business objectives.

Eligible participants include executives and other key employees of Great Plains Energy, as approved by the Compensation Committee (the Committee) of the Board of Directors.

Target Awards
Target award levels will be approved by the Committee and set as a percentage of the executive's base salary. The percentage will vary based on organizational responsibilities and market-compilation bonus levels based on industry data. The annual target award percentages of base salary are set forth on Appendix I attached hereto.

EPS Performance Goal
The size of the entire award under the Plan will be determined by corporate Earnings Per Shares (EPS). The annual corporate EPS goal will be set and approved by the Committee. The proposed annual corporate EPS goal for the current annual incentive plan year is set forth in Appendix II attached hereto.

The corporate EPS goal will be subject to an established threshold, target and maximum levels. The Plan will pay out at 100% at target. Fifty percent of the incentive is payable at the threshold level of performance and 150% of the incentive is payable at the maximum level of performance. If performance falls below target but is above threshold, the amount of the award payable will be below the target award level. Similarly, performance above target will result in an award higher than target level.

Individual Incentive Awards
Individual incentive awards will reflect a mix of Great Plains Energy and business unit/department performance along with individual discretionary factors; the current actual mix for each executive will be determined based upon his/her role and contribution to the organization in accordance with the chart set forth on Appendix III attached hereto. Discretionary awards will not be paid for corporate executives if the corporate EPS performance falls below the threshold level for the current year.

Exceptions
The EPS targets established for the plan period are fixed for the duration period and will only be changed upon the approval of the Committee. Each year, the Committee will approve the annual targets.

APPENDIX I

Proposed Target Incentive Award Levels
(expressed as a percent of base salary)

Executive Tier	Annual Target Award Opportunity
Chairman and CEO (GPE)	60%
President and/or CEO (KCPL)	45%
Executive or Senior Vice President	40%
Vice President	30%-35%
Other Officers	30%

APPENDIX II

Proposed EPS Targets for 2004

Following is the proposed corporate target for the period January 1, 2004 through December 31, 2004:

2004 Goals
Earnings Per Share

GPE Reported Earnings*
Threshold - 50%	$2.20
Target - 100%	$2.31
Max - 150%	$2.40

*Excludes any KLT Gas discontinued operations

APPENDIX III

Weighting of Performance Goals

	Corporate Balanced Scorecard	Business Unit/Department Balanced Scorecard	Discretionary
CEO/COO	80%	0%	20%
Corporate Executives*	60%	20%	20%
Operations Executives	40%	40%	20%

*Bielsker, Latz, Nolte, Riggins and Wright

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